UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 23, 2020

 COMSTOCK RESOURCES, INC.

(Exact Name of Registrant as Specified in its Charter)

STATE OF NEVADA	001-03262	94-1667468
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 Town and Country Boulevard

Suite 500

Frisco, Texas 75034

(Address of Principal Executive Offices)

(972) 668-8800

(Registrant’s Telephone No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.50 (per share)	CRK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Supplemental Indenture

On June 23, 2020, Comstock Resources, Inc. (the “Company”) issued $500.0 million aggregate principal amount of its 9.75% senior notes due 2026 (the “Notes”) in a public offering (the “Offering”) pursuant to an Indenture, dated as of June 23, 2020 (the “Base Indenture”), as supplemented by a First Supplemental Indenture, dated as of June 23, 2020 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and American Stock Transfer & Trust Company, LLC (“AST”), as trustee. In addition, all of the Company’s subsidiaries entered into the Indenture pursuant to which the subsidiaries agreed to unconditionally guarantee the Company’s obligations under the Indenture and Notes.

The Notes will mature on August 15, 2026 and accrue interest at a rate of 9.75% per annum, payable semi-annually on February 15 and on August 15 of each year, commencing on August 15, 2020.

The Company has the option to redeem all or a portion of the Notes at any time prior to August 15, 2021 at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to the redemption date plus a “make-whole” premium. At any time on or after August 15, 2021, the Company may redeem the Notes, in whole or in part, at the redemption prices set forth in the Indenture. At any time before August 15, 2021, the Company may also redeem up to 35% of the aggregate principal amount of the Notes at a redemption price not greater than the net cash proceeds from certain equity offerings at the redemption price specified in the Indenture, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds of certain equity offerings.

Upon the occurrence of a Change of Control (as defined in the Indenture), each holder of Notes may require the Company to repurchase all or a portion of the Notes in cash at a price equal to 101% of the aggregate principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

The Indenture contains covenants that limit, among other things, the Company’s and its restricted subsidiaries’ ability to (1) incur or guarantee additional debt or issue disqualified capital stock, (2) pay dividends or make other distributions on capital stock, (3) repurchase or redeem capital stock, (4) prepay, redeem or repurchase subordinated debt, (5) make certain investments, (6) create liens, (7) enter into transactions with affiliates, (8) sell assets, (9) issue or sell preferred stock of certain subsidiaries, and (10) engage in mergers or consolidations. These covenants are subject to a number of important exceptions or qualifications.

The foregoing descriptions of the Indenture and the Notes are not complete and are qualified in their entirety by reference to the full text of the Base Indenture and the Supplemental Indenture, copies of which are filed herewith as Exhibits 4.1 and 4.2, respectively, and are incorporated into this Item 1.01 by reference.

Additional information concerning the Notes can be found in the “Description to Notes” section of the Company’s prospectus supplement, dated June 16, 2020, and filed with the Securities and Exchange Commission on June 18, 2020.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Notes and the Indenture is hereby incorporated into this Item 2.03 by reference, insofar as it relates to the creation of a direct financial obligation.

Item 9.01.Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
4.1	Indenture, dated June 23, 2020, by and among the Company, the Guaranteeing Subsidiaries, and AST for the 9.75% Senior Unsecured Notes due 2026.

4.2	Supplemental Indenture, dated June 23, 2020, by and among the Company, the Guaranteeing Subsidiaries, and AST for the 9.75% Senior Unsecured Notes due 2026.

5.1	Opinion of Locke Lord LLP

5.2	Opinion of Woodburn & Wedge

23.1	Consent of Locke Lord LLP (included in Exhibit 5.1)

23.2	Consent of Woodburn & Wedge (included in Exhibit 5.2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMSTOCK RESOURCES, INC.

Dated: June 23, 2020	By:	/s/ ROLAND O. BURNS
Roland O. Burns
President and Chief Financial Officer